Filed Pursuant to Rule 424(b)(3)
Registation No. 333-128970

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 28, 2005

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 14, 2005)

10,000,000 Shares

Common Stock

We are offering              shares of our common stock to be sold in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “EXR.” On November 25, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $15.07 per share.

Investing in our common stock involves a high degree of risk. Before buying any of these shares you should carefully read the discussion of material risks of investing in our common stock in “ Risk Factors” beginning on page S-9 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to 1,500,000 additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $            , and total proceeds to us, before expenses, will be $            .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about                     , 2005.

Joint Book-Running Managers

UBS Investment Bank	Wachovia Securities

Merrill Lynch & Co.

A.G. Edwards

The date of this prospectus supplement is                     , 2005

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The shelf registration statement was declared effective by the SEC on November 14, 2005. Under the shelf registration statement, we may sell any combination of the securities described in the accompanying base prospectus up to an aggregate amount of $800 million of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying base prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus, the statements made in the accompanying base prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus as well as the additional information described under the headings “Where you can find more information” on page S-25 and “Information incorporated by reference” on page S-26 of this prospectus supplement before investing in our common stock.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and the consolidated financial statements included, and incorporated by reference, into this prospectus supplement and the accompanying prospectus, before making an investment decision. Except where we state otherwise, the information we present in this prospectus assumes no exercise of the underwriters’ over-allotment option. Unless the context indicates otherwise, references in this prospectus to “Extra Space Storage Inc.,” “Extra Space,” “we,” “our” and “us” refer to Extra Space Storage Inc. and its subsidiaries, including Extra Space Storage LP, our operating partnership. References to “common stock” exclude contingent conversion shares, or CCSs, unless otherwise indicated.

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust formed to continue the business commenced in 1977 by our predecessor companies to own, operate, acquire, develop and redevelop professionally managed self-storage properties. Since 1996, our fully integrated development and acquisition teams have completed the development or acquisition of more than 600 self-storage properties and continue to evaluate a range of new growth initiatives and opportunities for our company. On July 14, 2005, we completed, along with joint venture partner Prudential Real Estate Investors (“PREI”), the acquisition of Storage USA (“SUSA”) from General Electric Corporation (“GE”) for $2.3 billion. To enable us to maximize revenue generating opportunities for our properties, we employ a state-of-the-art proprietary web-based tracking and yield management technology called STORE. Developed by our management team, STORE enables us to analyze, set and adjust rental rates in real time across our portfolio in order to respond to changing market conditions.

We own and operate 620 self-storage properties located in 34 states, including Washington, DC, 191 of which are wholly-owned and 355 of which are held in joint ventures with third parties, and we also manage for unaffiliated third parties an additional 74 properties. Our properties are generally situated in convenient, highly-visible locations regionally clustered around high-density, high-income population centers, such as Boston, Chicago, Los Angeles, Miami, New York/Northern New Jersey and San Francisco. The properties that we own and operate contain an aggregate of approximately 43.0 million net rentable square feet of space configured in approximately 415,000 separate storage units. As of September 30, 2005, our stabilized portfolio (which consisted of 164 wholly-owned properties and 337 properties held in joint ventures) was on average 86.5% occupied, while our lease-up portfolio (which consisted of 27 wholly-owned properties and 18 held in joint ventures) was on average 76.2% occupied. We consider a property to be in the lease-up stage after it has been issued a certificate of occupancy but before it has achieved stabilization. We consider a property to be stabilized once it either has achieved an 85% occupancy rate, or has been open for four years.

As of September 30, 2005, we had more than 340,000 tenants leasing storage units at our 620 properties, primarily on a month-to-month basis, providing us with flexibility to increase rental rates over time as market conditions permit. Although our leases are short-term in duration, our typical tenant tends to remain at our properties for an extended period of time. For all properties as of September 30, 2005, the average length of stay for our tenants was approximately 22 months.

Members of our senior management team have significant experience in all aspects of the self-storage industry, with an average of more than ten years of industry experience. Our senior management team has collectively acquired and/or developed more than 800 properties during the past 25 years for our predecessor and other entities. Kenneth M. Woolley, our Chairman and Chief Executive Officer, and Richard S. Tanner, our Senior Vice President, Development, have worked in the self-storage industry since 1977 and led two of the earlier self-storage facility development projects in the United States. In addition, eight members of our management team have worked together for our company and its predecessors for more than six years. Members of this management team have guided us through substantial growth, developing and acquiring $1.1 billion in assets since 1996 and have been instrumental in the initial public offering in August 2004, which resulted in our new public company. In connection with the acquisition of Storage USA, several senior Storage USA management team members joined our management team.

Acquisition of SUSA

In connection with the SUSA transaction, we acquired 61 wholly-owned self storage properties, acquired SUSA’s equity interest in joint ventures which collectively own 78 properties and assumed the management of 60 franchises and third party managed properties. In addition, we acquired 259 self-storage properties through five separate joint venture entities that we formed with Prudential and its affiliates. We also acquired $37.7 million of notes receivable due from franchisees in connection with the transaction. We paid cash of $528.7 million, issued 1,470,149 operating partnership units valued at $21.6 million, and assumed liabilities of $36.7 million. We incurred closing and other costs of $14.8 million in connection with the transaction. Our joint venture entities with Prudential contemporaneously entered into management agreements with us to manage those properties owned by the joint venture entities for an annual fee of 6% of revenues. The results of the acquired operations since July 14, 2005 have been included in our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2005.

Our corporate information

Our principal corporate offices are located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, our website address is www.extraspace.com and our telephone number is (801) 562-5556. The information included in our website is not considered to be a part of this prospectus supplement or the accompanying prospectus. Substantially all of our business is conducted through Extra Space Storage LP, our operating partnership, and our primary assets are our general partner and limited partner interests in Extra Space Storage LP.

The offering

Common stock offered by us	10,000,000 shares

Common stock and OP units outstanding prior to completion of the offering	41,706,744(1) shares and units

Common stock and OP units to be outstanding after the offering	51,706,744(1)(2) shares and units

Use of proceeds

We will contribute the proceeds from this offering to our operating partnership in exchange for OP units. We intend to use the net proceeds of this offering (1) to repay $61.3 million of outstanding debt incurred through our bridge loan with Wachovia Capital Markets, LLC in connection with the SUSA acquisition, which has an interest rate of LIBOR plus 2.5%, or 6.36% as of September 30, 2005, and a maturity date of January 9, 2006, and (2) for general corporate purposes, including funding potential future acquisitions and repaying or refinancing debt. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments. See “Use of Proceeds.”

NYSE symbol	“EXR”

(1)	This number includes a total of 3,791,200 OP units outstanding but excludes stock reserved for issuance upon the exercise of options, stock available for issuance under our 2004 long-term stock incentive plan, stock available for future issuance under our non-employee director plan and stock that may be issued upon conversion of contingent conversion shares (“CCSs”) and contingent conversion units (“CCUs”).
(2)	This number excludes the underwriters’ overallotment option.

Summary Financial Data for Three and Nine Months Ended September 30, 2005

The following tables set forth, on a historical basis, certain summary financial information derived from our consolidated balance sheets as of September 30, 2005 and December 31, 2004, consolidated statements of operations for the three and nine months ended September 30, 2005 and 2004, and consolidated statements of cash flows for the nine months ended September 30, 2005 and 2004. The information that appears in the following tables is not complete and should be read in conjunction with our unaudited consolidated financial statements, including related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations that appear in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which is incorporated by reference herein. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for the entire year or any other period.

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets:
Real estate assets, net	$1,200,509	$696,899
Investments in real estate ventures	96,665	6,182
Cash and cash equivalents	7,093	24,329
Restricted cash	22,099	4,430
Receivables from related parties	31,101	2,501
Notes receivable	38,008	—
Other assets, net	34,080	14,143

Total assets	$1,429,555	$748,484

Liabilities, Minority Interests, and Stockholders’ Equity:
Line of credit	$42,000	$39,000
Notes payable	892,214	433,977
Notes payable to trusts	119,590	—
Accounts payable and accrued expenses	2,952	3,444
Other liabilities	35,146	7,003

Total liabilities	1,091,902	483,424

Minority interest in Operating Partnership	36,153	21,453
Other minority interests	225	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 37,914,898 and 31,169,950 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	379	312
Paid-in capital	435,571	347,883
Deferred compensation	(2,560)	—
Accumulated deficit	(132,115)	(104,588)

Total stockholders’ equity	301,275	243,607

Total liabilities, minority interests, and stockholders’ equity	$1,429,555	$748,484

See notes in Form 10-Q for the quarter ended September 30, 2005

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Property rental	$36,245	$17,536	$82,286	$40,547
Management and franchise fees	4,563	353	5,331	1,329
Tenant insurance income	863	—	863	—
Acquisition and development fees	367	250	896	649
Interest income	789	20	865	327
Other income	308	9	429	171

Total Revenues	43,135	18,168	90,670	43,023

Expenses:
Property operations	13,366	6,846	31,285	17,136
Tenant insurance expense	513	—	513	—
Unrecovered development/acquisition costs and support payments	9	—	284	683
General and administrative	9,591	2,905	15,868	9,148
Depreciation and amortization	9,535	5,057	21,478	10,823
Other	—	—	20	—

Total Expenses	33,014	14,808	69,448	37,790

Income before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	10,121	3,360	21,222	5,233

Interest expense	(14,588)	(10,692)	(28,320)	(25,465)
Minority interest—Fidelity preferred return	—	(916)	—	(3,136)
Minority interest—Operating Partnership	253	213	419	213
Loss allocated to other minority interests	—	634	—	2,164
Equity in earnings of real estate ventures	1,355	404	1,960	1,097

Loss before gain on sale of real estate assets	(2,859)	(6,997)	(4,719)	(19,894)

Gain on sale of real estate assets	—	1,920	—	1,749

Net loss	$(2,859)	$(5,077)	$(4,719)	$(18,145)

Preferred return on Class B, C, and E units	—	(1,465)	—	(5,758)
Loss on early redemption of Fidelity minority interest	—	(1,478)	—	(1,478)

Net loss attributable to common stockholders	$(2,859)	$(8,020)	$(4,719)	$(25,381)

Net loss per share—basic and diluted (1)	$(0.08)	$(0.53)	$(0.14)	$(2.59)

Weighted average number of shares—basic and diluted	37,465,700	15,241,832	33,544,089	9,806,532

Cash dividends per common share	$0.2275	$—	$0.6825	$—

(1)	The basic and diluted loss per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings for any of the periods presented. These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006.

See notes in Form 10-Q for the quarter ended September 30, 2005

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(4,719)	$(18,145)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,478	10,823
Amortization of deferred compensation	416	—
Amortization of discount on putable preferred interests in consolidated joint ventures	—	1,043
Minority interest—Fidelity preferred return	—	3,136
Loss allocated to minority interests	(419)	(2,377)
Member units granted to employees	—	1,205
Gain on sale of real estate assets	—	(1,749)
Distributions from cumulative earnings from real estate ventures	769	217
Interest accrued on notes receivable	(539)	—
Increase (decrease) in cash due to changes in:
Receivables from related parties	(26,109)	(2,934)
Other assets	(2,746)	1,381
Accounts payable	(238)	1,615
Payables to related parties	—	(4,876)
Other liabilities	(556)	(4,539)

Net cash used in operating activities	(12,663)	(15,200)

Cash flows from investing activities:
Acquisition of real estate assets	(74,438)	(218,194)
Development and construction of real estate assets	(3,737)	(22,046)
Proceeds from sale of real estate assets	—	7,896
Investments in real estate ventures	(1,740)	(82)
Advances to Centershift and Extra Space Development	—	3,562
Purchase of equipment and fixtures	(1,833)	(1,375)
Increase in cash resulting from de-consolidation of real estate assets and distribution of equity ownership in Extra Space Development and other properties	—	449
Acquisition of Storage USA	(528,700)	—
Payments received on notes receivable	208	—
Change in restricted cash	(7,836)	(6,322)

Net cash used in investing activities	(618,076)	(236,112)

Cash flows from financing activities:
Proceeds from line of credit and notes payable	651,589	376,343
Payments on line of credit and notes payable	(86,691)	(305,931)
Deferred financing costs	(7,159)	(8,794)
Payments on other liabilities	—	(16)
Net payments to related parties and putable preferred interests in consolidated joint ventures	—	(29,590)
Member contributions	—	19,691
Return paid on Class B, C and E member units	—	(7,180)
Redemption of units	—	(19,130)
Minority interest investments	225	8,086
Minority interest distributions	—	(30)
Redemption of Operating Partnership units	(865)	—
Proceeds from issuance of common shares, net	81,330	264,475
Dividends paid on common stock	(22,808)	(3,468)
Distributions to Operating Partnership unit holders	(2,118)	(304)
Minority interest redemption by Fidelity	—	(15,558)
Preferred return paid to Fidelity	—	(7,022)

Net cash provided by financing activities	613,503	271,572

Net increase (decrease) in cash and cash equivalents	(17,236)	20,260
Cash and cash equivalents, beginning of the period	24,329	11,746

Cash and cash equivalents, end of the period	$7,093	$32,006

See notes in Form 10-Q for the quarter ended September 30, 2005

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows—(Continued)

(Amounts in thousands)

(unaudited)

	Nine months ended September 30,
	2005	2004
Supplemental schedule of cash flow information
Interest paid, net of amounts capitalized	$22,672	$24,610

Supplemental schedule of noncash investing and financing activities:
Acquisitions (Note 6):
Real estate assets	$58,217	$59,740
Payables to related parties	—	(21,827)
Notes payable	(10,260)	(18,565)
Other liabilities	(26,405)	(2,139)
Minority interest in Operating Partnership	(21,552)	—
Member units	—	(3,188)
Member units issued in exchange for receivables	—	2,944
Member units issued to repay notes and related party payables	—	1,725
Redemption of units in exchange for note payable	—	3,700
Adjustment to establish minority interest in Operating Partnership	—	8,481
Redemption of units in exchange for land	—	846
Stock grants to employees	2,975	—
Redemption of operating partnership units for common stock	3,450	—

See notes in Form 10-Q for the quarter ended September 30, 2005

Funds From Operations

Funds from operations (“FFO”) provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net loss and cash flows, for an understanding of the Company’s operating results. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be considered along with the reported net loss and cash flows in accordance with GAAP, as presented in the consolidated financial statements.

The computation of FFO may not be compared to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activates as a measure of its liquidity, or as an indicator of the Company’s ability to make cash distributions. The following table sets for the calculation of FFO:

	Three months ended September 30, 2005	Nine months ended September 30, 2005
Net Loss	$(2,859)	$(4,719)
Plus:
Real estate depreciation	6,286	13,952
Amortization of intangibles	3,199	7,235
Joint venture real estate depreciation	890	1,088
Less:
Loss allocated to operating partnership minority interest	(253)	(419)

Funds from operations	$7,263	$17,137

Funds from operations per share	$0.18	$0.47

Weighted average number of shares
Common stock (excluding restricted shares)	37,465,700	33,544,089
OP units	3,905,225	3,121,775

Total	41,370,925	36,665,864

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes included, and incorporated by reference, into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to the SUSA Acquisition

We may not successfully integrate the SUSA properties and realize the improvements in occupancy and operating results that we anticipate from this acquisition.

The SUSA acquisition is significantly larger than the largest portfolio acquisition of self-storage properties we have completed to date, and there can be no assurance that we will in fact be able to integrate these properties. We do not have the same operating experience with the SUSA properties as we do with the self-storage properties we currently operate. Therefore, we may not be able to anticipate operating difficulties with the SUSA properties such as lease-related issues, zoning issues, environmental issues or personnel issues to the same degree that we can anticipate similar operating difficulties with the self-storage properties we currently operate. Moreover, certain of the properties acquired from SUSA are, or have been, the subject of environmental cleanup activities, and no assurances an be given regarding the need for, and extent of, such additional cleanup activities in the future. In addition, as a result of the SUSA acquisition we will be operating self-storage properties in 13 new markets. We do not have experience operating self-storage properties in these markets, and our lack of experience in these markets may hinder our ability to operate the SUSA properties successfully and to achieve our anticipated operating results. We also must address the existing vacancies in the SUSA properties through our programs and initiatives aimed at increasing occupancy. If we experience operating difficulties, or other difficulties in integrating the SUSA properties with the self-storage properties we currently operate, or if we are not successful in implementing our initiatives in managing the SUSA properties, we may not be able to achieve the improvements in occupancy and operating results that we anticipate from the SUSA acquisition.

The terms of our acquisition agreement may cause us to incur additional costs and liabilities in connection with the SUSA acquisition. Pursuant to the acquisition agreement with Security Capital Self Storage Incorporated, the general partner of SUSA Partnership, L.P., we have indemnified Security Capital for losses suffered or incurred in connection with certain matters, including for any inaccuracy in or breach of any of our representations or warranties in the agreement, any breach of any covenant or agreement contained in such agreement and the conduct of the acquired business following the closing.

Risks Related to the Offering

Our share price could be volatile and could decline, resulting in a substantial or complete loss on our stockholders’ investment.

The stock markets, including the New York Stock Exchange, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuance of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, including upon the redemption of OP units, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon completion of the offering, all common shares sold in the offering will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a REIT) after the expiration of the 90-day lock-up period described under the heading “Underwriting,” unless the shares are owned by one of our affiliates.

The exercise of the underwriters’ over-allotment option, the redemption of OP units for common stock, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our 2004 long-term stock incentive plan, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of OP units, options and shares of our common stock reserved for issuance as restricted shares of our common stock or upon redemption of OP units or exercise of options may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

An affiliate of one of our underwriters will receive benefits in connection with the offering.

Wachovia Capital Markets, LLC, one of our underwriters in the offering, will receive benefits from the offering in addition to customary underwriting discounts and commissions, reimbursement of certain expenses and indemnification for certain liabilities. Wachovia Capital Markets, LLC is the lender under our bridge loan in connection with the SUSA acquisition. We intend to use approximately $             million of the net proceeds we expect to receive in the offering to repay this indebtedness. This may create a potential conflict of interest because this underwriter has an interest in the successful completion of the offering beyond the customary benefits described above.

FORWARD-LOOKING STATEMENTS

When used in this discussion and elsewhere in this prospectus, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and in Section 21F of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the company operates:

•	the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy to decline;

•	the company’s ability to effectively compete in the industry in which it does business;

•	difficulties in the company’s ability to evaluate, finance and integrate acquired and developed properties into the company’s existing operations and to fill up those properties, which could adversely affect the company’s profitability;

•	the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing real estate investment trusts, which could increase the company’s costs and reduce the company’s cash available for distribution;

•	difficulties in raising capital at reasonable rates, which could impede the company’s ability to grow; and

•	delays in development and construction processes, which could adversely affect the company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

USE OF PROCEEDS

We will receive approximately $             million in net proceeds from the sale of the shares of common stock offered by us at a public offering price of $             per share in this offering, ($             million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

We will contribute the proceeds of this offering to our operating partnership in exchange for OP units. We intend to use the net proceeds from this offering (1) to repay $61.3 million of outstanding debt incurred through our bridge loan with Wachovia Capital Markets, LLC in connection with the SUSA acquisition, which has an interest rate of LIBOR plus 2.5%, or 6.36% as of September 30, 2005, and a maturity date of January 9, 2006, and (2) for general corporate purposes, including funding potential future acquisitions and repaying or refinancing debt. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “EXR.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low
Fiscal year ended December 31, 2004
Partial third quarter (beginning August 17, 2004)	$14.38	$12.50
Fourth quarter	14.55	12.60
Fiscal year ending December 31, 2005
First quarter	$14.30	$12.55
Second quarter	14.75	12.19
Third quarter	16.71	14.32
Fourth quarter (through November 25, 2005)	15.90	13.00

On November 25, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $15.07 per share. As of November 23, 2005, there were approximately 173 holders of record of our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of 10,000,000 shares of common stock offered hereby at a public offering price of $ per share, less estimated underwriting discounts and commissions and offering expenses payable by us, and the application of these proceeds as set forth in the “Use of Proceeds” section.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes included, and incorporated by reference, into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2005
	Actual	As Adjusted
Cash and cash equivalents	$7,093	$
Debt:
Line of credit	42,000
Notes payable(1)	892,214
Notes payable to trusts	119,590
Minority interest in Operating Partnership	36,153
Other minority interests	225
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued or outstanding	—		—
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 37,914,898 and 31,169,950 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively, actual, and shares issued and outstanding at September 30, 2005, as adjusted and December 31, 2004, respectively	379
Paid-in capital	435,571
Deferred compensation	(2,560)
Accumulated deficit	(132,115)

Total stockholders’ equity (deficit)	301,275

Total capitalization	$1,398,550	$

(1)	This number includes the bridge loan that we incurred in connection with SUSA acquisition, which as of September 30, 2005 had an outstanding balance of $61.3 million.

OUR PROPERTIES

As of September 30, 2005, we owned and operated 546 properties located in 34 states, including Washington D.C. Of these properties, 191 are wholly owned and 355 are held in joint ventures with third parties. The properties owned and operated before the SUSA acquisition operate under the service-marked Extra Space Storage brand name. We are currently implementing a re-branding program which will convert all of the SUSA stores to the Extra Space Storage brand. As of September 30, 2005, we owned or had ownership interest in approximately 37 million square feet of space configured in approximately 360,000 separate storage units. Over 65% of the properties are clustered around the larger population centers of Baltimore/Washington, D.C., Boston, Chicago, Dallas, Las Vegas, Los Angeles, Miami, New York City, Orlando, Philadelphia, Phoenix, St. Petersburg/Tampa and San Francisco. These markets contain above-average population and income demographics and high barriers to entry for new self-storage properties. The clustering of assets around these population centers enables us to reduce our operating costs through economies of scale. The SUSA acquisition has given us increased scale in many core markets as well as a foothold in many markets where we had no previous presence.

We consider a property to be in the lease-up stage after it has been issued a certificate of occupancy, but before it has achieved stabilization. A property is considered to be stabilized once it has achieved an 85% occupancy rate, or has been open for four years. These same rules have been applied to the recently acquired SUSA properties.

The following table sets forth additional information regarding the occupancy of the stabilized properties on a state-by-state basis as of September 30, 2005 and 2004. The information as of September 30, 2004 is on a pro forma basis as though all the properties owned at September 30, 2005 were under our control as of September 30, 2004.

Stabilized Property Data Based on Location

	Number of Properties	Company	Pro forma	Company	Pro forma	Company	Pro forma
Location		Number of units at September 30, 2005(1)	Number of units at September 30, 2004	Net rentable square feet at September 30, 2005(2)	Net rentable square feet at September 30, 2004	Square foot occupancy % September 30, 2005	Square feet occupancy % September 30, 2004
Wholly-Owned Properties
Arizona	2	1,329	1,316	137,695	137,825	97.2%	88.7%
California	28	18,743	18,777	2,000,600	2,002,598	87.6%	81.8%
Colorado	5	2,406	2,407	301,331	300,395	85.2%	81.8%
Florida	23	15,362	15,302	1,619,014	1,597,550	92.4%	92.9%
Georgia	6	3,467	3,470	433,690	433,124	88.0%	84.9%
Illinois	3	2,134	2,150	195,532	186,039	81.5%	75.7%
Kentucky	1	449	460	61,040	61,090	87.4%	77.7%
Louisiana	2	1,411	1,411	147,900	147,900	87.7%	88.0%
Maryland	5	4,538	4,545	485,829	485,724	80.5%	77.0%
Massachusetts	22	11,570	11,588	1,243,154	1,246,743	84.2%	81.0%
Michigan	2	1,038	1,053	104,216	104,416	74.8%	74.1%
Missouri	3	1,339	1,333	159,647	159,672	79.1%	88.8%
Nevada	1	462	463	56,500	57,100	94.0%	92.0%
New Hampshire	2	1,015	1,015	117,268	117,278	82.6%	79.4%
New Jersey	16	12,823	12,866	1,267,398	1,272,002	85.7%	89.9%
New York	4	4,446	4,444	256,129	256,539	80.3%	86.4%
Ohio	4	2,078	2,081	272,840	255,780	74.7%	83.8%
Oregon	1	762	780	67,530	67,530	86.5%	91.6%
Pennsylvania	8	6,053	5,909	617,372	597,389	80.0%	83.9%
Rhode Island	1	720	716	75,836	75,611	89.2%	86.0%
South Carolina	4	2,088	2,088	246,969	246,969	91.5%	91.7%
Tennessee	4	2,697	2,680	314,574	314,874	88.2%	83.3%
Texas	11	6,446	6,443	723,209	721,083	86.0%	82.3%
Utah	3	1,522	1,515	209,320	208,775	90.4%	88.8%
Virginia	2	1,220	1,234	126,094	126,029	86.0%	85.0%
Washington	1	762	762	67,175	67,175	97.6%	90.3%

Total Wholly-Owned Properties	164	106,880	106,808	11,307,862	11,247,210	86.3%	86.1%

	Number of Properties	Company	Pro forma	Company	Pro forma	Company	Pro forma
Location		Number of units at September 30, 2005(1)	Number of units at September 30, 2004	Net rentable square feet at September 30, 2005(2)	Net rentable square feet at September 30, 2004	Square foot occupancy % September 30, 2005	Square feet occupancy % September 30, 2004
Properties Held in Joint Ventures
Alabama	4	2,316	2,317	276,070	276,480	83.5%	86.2%
Arizona	12	7,408	7,398	726,304	725,654	93.6%	86.1%
California	71	51,085	50,983	5,031,593	5,030,447	88.6%	85.4%
Colorado	3	1,900	1,903	213,802	213,697	85.2%	78.9%
Connecticut	9	6,526	6,548	729,224	729,729	73.4%	74.7%
District of Columbia	1	1,536	1,534	105,592	105,592	81.7%	85.6%
Delaware	1	589	591	71,495	71,495	86.6%	86.8%
Florida	23	19,732	19,859	1,800,747	1,804,360	86.1%	82.8%
Georgia	3	1,915	1,921	227,748	227,748	80.7%	77.7%
Illinois	5	3,323	3,397	350,602	334,552	71.3%	69.4%
Indiana	9	3,730	3,749	453,729	448,769	87.2%	84.7%
Kansas	4	1,711	1,703	203,675	203,780	77.1%	73.9%
Kentucky	4	2,247	2,236	260,227	250,841	81.5%	82.6%
Massachusetts	17	9,294	9,332	1,017,792	1,017,659	79.7%	76.0%
Maryland	14	10,943	10,936	1,057,316	1,058,631	83.1%	82.5%
Michigan	10	5,953	6,008	725,947	726,588	77.2%	81.7%
Missouri	5	2,749	2,759	315,925	317,450	81.3%	83.0%
New Hampshire	3	1,331	1,331	137,949	137,929	88.3%	91.7%
New Jersey	17	12,345	12,364	1,228,420	1,229,520	85.0%	87.5%
New Mexico	9	4,480	4,480	484,737	485,012	88.9%	86.9%
New York	16	18,136	18,160	1,278,358	1,277,690	80.6%	78.2%
Nevada	7	4,627	4,626	491,259	491,843	90.5%	95.5%
Ohio	12	5,577	5,583	794,951	792,385	77.7%	79.9%
Oregon	2	1,276	1,266	134,960	134,985	96.0%	88.6%
Pennsylvania	8	5,114	5,142	548,645	549,315	82.6%	87.5%
Rhode Island	1	611	612	70,325	70,350	62.9%	78.1%
Tennessee	24	12,616	12,581	1,530,014	1,532,393	83.3%	80.8%
Texas	26	17,700	17,547	1,883,501	1,887,257	79.7%	78.3%
Utah	1	519	511	59,400	59,650	85.6%	84.6%
Virginia	15	10,362	10,375	1,082,961	1,080,981	83.5%	83.5%
Washington	1	551	549	62,730	62,730	92.1%	92.4%

Total Properties Held in Joint Ventures	337	218,478	218,586	22,353,624	22,333,378	86.7%	84.7%

Total Stabilized Properties	501	325,358	325,394	33,661,486	33,580,588	86.5%	85.5%

(1)	Represents unit count as of September 30, 2005 which may differ from September 30, 2004 will count due to unit conversions or expansions.
(2)	Represents net rentable square feet as of September 30, 2005 which may differ from September 30, 2004 net rentable square feet due to unit conversions and expansions.

The following table sets forth additional information regarding the occupancy of our lease-up properties on a state-by-state basis as of September 30, 2005 and 2004. The information as of September 30, 2004 is on a pro forma basis as though all the properties owned at September 30, 2005 were under our control as of September 30, 2004.

Lease-Up Property Data Based on Location

	Number of Properties	Company	Pro forma	Company	Pro forma	Company	Pro forma
Location		Number of units at September 30, 2005(1)	Number of units at September 30, 2004	Net rentable square feet at September 30, 2005(2)	Net rentable square feet at September 30, 2004	Square foot occupancy % September 30, 2005	Square feet occupancy % September 30, 2004
Wholly-Owned Properties
California	3	1,709	1,708	193,177	193,077	75.9%	68.9%
Connecticut	2	1,364	1,373	123,465	123,765	64.8%	58.6%
Florida	1	388	388	37,985	38,005	87.1%	41.6%
Georgia	1	560	555	67,110	67,110	91.3%	88.1%
Illinois	2	1,140	1,133	144,890	144,515	72.7%	62.7%
Kentucky	1	572	573	67,050	66,950	92.4%	88.7%
Massachusetts	6	3,778	3,756	381,155	386,980	70.5%	52.6%
Nevada	1	796	796	74,425	74,425	82.3%	82.3%
New Jersey	6	5,181	5,209	437,178	442,246	82.2%	75.0%
New York	3	2,522	2,524	201,163	198,230	79.9%	77.2%
Virginia	1	726	729	75,550	75,525	68.1%	53.8%

Total Wholly-Owned Properties	27	18,736	18,744	1,803,147	1,810,828	77.1%	67.4%

Properties Held in Joint Ventures
California	3	2,450	2,445	255,140	254,765	75.3%	70.4%
Florida	1	650	711	67,715	68,775	92.7%	89.3%
Illinois	1	686	675	74,050	71,275	59.6%	61.1%
New Jersey	4	3,327	3,329	325,705	325,105	82.9%	77.6%
New York	5	5,130	5,132	401,334	407,285	78.2%	73.9%
Pennsylvania	3	2,470	2,462	229,207	228,947	69.4%	49.9%
Virginia	1	878	878	85,025	85,025	44.6%	0.0%

Total Properties Held in Joint Ventures	18	15,591	15,632	1,438,176	1,441,177	75.1%	66.0%

Total Lease-up Properties	45	34,327	34,376	3,241,323	3,252,005	76.2%	66.8%

(1)	Represents unit count as of September 30, 2005 which may differ from September 30, 2004 will count due to unit conversions or expansions.
(2)	Represents net rentable square feet as of September 30, 2005 which may differ from September 30, 2004 net rentable square feet due to unit conversions and expansions.

Our property portfolio is a made up of different types of construction and building configurations depending on the site and the municipality where it is located. Most often sites are what we consider “hybrid” facilities, or a mix of both drive-up buildings and multi-floor buildings. We have several multi-floor buildings with elevator access only, and a number of facilities featuring ground-floor access only.

Our properties are generally situated in convenient, highly visible locations clustered around large population bases; however, due to certain factors, we have a handful of locations outside the top Metropolitan Statistical Areas (“MSA’s”) that were developed or acquired based on the market, familiarity with the properties, or as part of a larger portfolio.

In addition to the 191 wholly-owned properties and the 355 properties in which we have an ownership interest, we also manage 74 properties for third parties and franchisees as of September 30, 2005 bringing total properties to 620. We receive a management fee equal to approximately 6% of gross revenues to manage these sites.

Our investments in joint ventures

At September 30, 2005, we held minority investments in the following joint ventures:

(1) Extra Space West One LLC (“ESW”)

(2) Extra Space Northern Properties Six, LLC (“ESNPS”)

(3) PRISA

(4) PRISA II

(5) PRISA III

(6) VRS

(7) WCOT

(8) Storage Portfolio I, LLC (“Teachers”)

(9) Storage Portfolio Bravo II, LLC (“Heitman”) and

(10) Other equity investments.

In these joint ventures, we and the joint venture partner generally receive a preferred return on their invested capital. To the extent that cash/profits in excess of these preferred returns are generated through operations or capital transactions, we would receive a higher percentage of the excess cash/profits than its equity interest.

During the first and second quarter 2004, our predecessor held a minority investment in Extra Space East One LLC (“ESE”). Our predecessor acquired its joint venture partner’s interest in ESE on May 4, 2004. Subsequent to the acquisition of its partner’s joint venture interest in ESE, we have consolidated the properties previously owned by ESE.

To the extent that properties were sold/transferred into these ventures where such transactions did not qualify for sales treatment, those properties are reflected as being owned by our predecessor in the consolidated financial statements with the joint venture partners’ interests in these properties reflected as minority interests and putable preferred interests in consolidated joint ventures. There were no such transactions as of September 30, 2005 or December 31, 2004.

The components of investments in real estate ventures consist of the following:

	Excess Profit Participation %	Equity Ownership %	September 30, 2005	December 31, 2005
ESE	40%	5%	$—	$—
ESW	40	5	2,355	2,300
ESNPS	35	10	1,837	2,138
PRISA	17	2	13,540	—
PRISA II	17	2	11,367	—
PRISA III	20	5	4,989	—
VRS	20	5	4,875	—
WCOT	20	5	5,195	—
Teachers	40	25	20,503	—
Heitman	45	20	15,857	—
Other minority owned properties	40-50	10-50	15,847	1,744

			$96,665	$6,182

MANAGEMENT

The following sets forth certain information concerning our directors and executive officers:

Name	Age	Title
Kenneth M. Woolley	59	Chairman and Chief Executive Officer

Anthony Fanticola	62	Director

Hugh W. Horne	61	Director

Spencer F. Kirk	44	Director

Joseph D. Margolis	45	Director

Roger B. Porter	59	Director

K. Fred Skousen	63	Director

Kent W. Christensen	46	Senior Vice President and Chief Financial Officer

Charles L. Allen	55	Senior Vice President, Senior Legal Counsel and Secretary

Karl Haas	54	Senior Vice President Operations

Richard S. Tanner	52	Senior Vice President Development

Our directors

Kenneth M. Woolley, Chairman and Chief Executive Officer is one of our founders and has served as our Chairman and Chief Executive Officer since our inception, and was formerly Chief Executive Officer of our predecessor. He directs all of our strategic planning and oversees the development and acquisition activities. Mr. Woolley has been involved in the self-storage industry since 1977. He has been directly responsible for developing over 100 properties and acquiring over 180 self-storage properties throughout the United States. From 1982 to 1983 he worked as an in-house acquisition broker at Public Storage, Inc. From 1983 to 1989 he acted as a preferred developer for Public Storage, Inc. and developed 22 storage properties which were acquired by Public Storage, Inc. From 1994 to 2002, he was an active participant on Storage USA’s Advisory Board. Early in his career he was a management consultant with the Boston Consulting Group. From 1979 to 1998 he was an Associate Professor, and later an Adjunct Associate Professor, of Business Administration at Brigham Young University where he taught undergraduate and MBA classes in Corporate Strategy and Real Estate. Mr. Woolley has also developed more than 7,000 apartment units, and been the founder of several companies in the retail, electronics, food manufacturing and natural resources industries. Mr. Woolley holds a BA in physics from Brigham Young University and an MBA and PhD in business administration from Stanford University Graduate School of Business.

Anthony Fanticola, Member of the Audit Committee. Anthony Fanticola currently manages his personal portfolio. He formerly served as the owner, Chairman and Chief Executive Officer of A. Fanticola Companies, Inc., Oil Express, Inc. and Lube Pit, Inc. (parent companies of 90 Jiffy Lube stores located in Southern California, Seattle/ Tacoma, Washington and in Tucson, Arizona). Prior to his involvement with Oil Express, Inc. and Lube Pit, Inc., Mr. Fanticola owned and operated a variety of privately owned businesses and served as Vice President of Vons Food and Drug where he was responsible for overseeing approximately $800 million in sales.

Hugh W. Horne has served as President and Chief Executive Officer of Storageworld, L.P. and Storage Spot, Inc. since 1998. Storageworld, L.P. owned 26 state-of-the-art self-storage assets, which operated under the brand name Storage Spot. For 25 years, Mr. Horne was employed by Public Storage, Inc. where he served in a number of capacities. His primary responsibility was that of President of the Real Estate Development Group responsible for all aspects of development of approximately 750 self-storage properties, totaling 45 million square feet, the development of approximately 100 commercial properties, totaling 6 million square feet, and the acquisition of approximately 450 existing self-storage properties, representing 27 million square feet. At Public

Storage, Inc. Mr. Horne also served as Corporate Secretary and as Vice President of Public Storage Management, Inc., its property management subsidiary. From 1968 to 1970, Mr. Horne served as a weapons officer in South Vietnam. Mr. Horne holds a B.S. in business from Eastern New Mexico University.

Spencer F. Kirk served as our predecessor’s Executive Vice President. He joined our predecessor in June of 1998. Prior to that time, he co-founded and served as Chairman and Chief Executive Officer of Megahertz Corporation. Mr. Kirk holds a BA in finance and an MBA from the University of Utah.

Joseph D. Margolis, Member of the Compensation, Nominating and Governance Committee. Joseph D. Margolis is a co-founding partner of Arsenal Real Estate Funds, a private real estate investment manager. Prior to forming Arsenal, Mr. Margolis held senior positions for twelve years at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel, and also served on the management and investment committees. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law.

Roger B. Porter, Lead Independent Director, Chairman of the Compensation, Nominating and Governance Committee and a member of the Audit Committee. Roger B. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. He also is a Senior Scholar at the Woodrow Wilson International Center for Scholars and Faculty Chairman of Harvard’s Program for Senior Managers in Government. Mr. Porter has served for more than a decade in various senior economic policy positions in the Ford, Reagan and Bush White Houses. Under President Bush, Mr. Porter served as Assistant to the President for Economic and Domestic Policy from 1989 to 1993. Mr. Porter is a director of Tenneco Automotive, Inc., Pactiv Corporation, Zions Bancorporation, National Life Insurance Company and RightChoice Managed Care, Inc. Mr. Porter holds a BA degree from Brigham Young University and was selected as a Rhodes Scholar and Woodrow Wilson Fellow, receiving his B.Phil. degree from Oxford University. He received his MA and PhD in political science from Harvard University.

K. Fred Skousen, Chairman of the Audit Committee and a member of the Compensation, Nominating and Governance Committee. K. Fred Skousen serves as Advancement Vice President at Brigham Young University. Previously, he was Dean of the Marriott School of Management and Director of the School of Accountancy at Brigham Young University. Mr. Skousen has been a consultant to the Financial Executive Research Foundation, the Controller General of the United States, the Federal Trade Commission, and to several large companies. Mr. Skousen currently serves on the Audit Committee and Board of Directors of two companies. Mr. Skousen has been a visiting professor at the University of California, Berkeley, and the University of Missouri, as well as a faculty resident on the staff of the Securities and Exchange Commission and a faculty fellow at Price Waterhouse and Co. He served as Director of Research and a member of the Executive Committee of the American Accounting Association from 1974 to 1976 and is a member of the American Institute of CPAs and is past-president of the Utah Association of CPAs. Mr. Skousen earned a Bachelor’s degree from Brigham Young University and Master’s and Ph.D. degrees from the University of Illinois.

Our executive officers

Kent W. Christensen has served as our Senior Vice President and Chief Financial Officer since our inception, and was the Chief Financial Officer of our predecessor from 1998 to 2004. Prior to joining our predecessor, Mr. Christensen was the Chief Financial Officer of Source One Management for 10 years, where he designed and installed financial and accounting systems. Prior to his time at Source One, he worked at KPMG Peat Marwick. Mr. Christensen holds a BS and a Masters in accounting from Utah State University.

Charles L. Allen has served as our Senior Vice President, Senior Legal Counsel and Secretary since our inception, and was the General Counsel of our predecessor from 1998 to 2002. From 2002 to 2003, he served as Senior Vice President of Development. He coordinates and supervises all acquisition, development and related legal support and corporate matters, nationwide. Prior to joining our predecessor, Mr. Allen was a Senior Managing Partner at Allen, Nelson, Hardy & Evans and Associate General Counsel for Megahertz Corporation

until it was acquired by US Robotics/3 Com Corporation. Mr. Allen holds a BS in accounting from Brigham Young University and a JD from the J. Reuben Clark Law School of Brigham Young University.

Karl Haas has served as our Senior Vice President Operations since our acquisition of Storage USA on July 14, 2005. Prior to joining Extra Space, Mr. Haas spent 17 years with Storage USA, most recently serving as its Executive Vice President, Management. Prior to that, he served as President and Chief Operating Officer as well as Executive Vice President of Storage USA Management Corp. He passed the CPA exam in Maryland in February 1974, and began his career in public accounting at Arthur Young & Co. Mr. Haas holds a BA degree from the University of Maryland.

Richard S. Tanner has served as our Senior Vice President, Development since our inception, and he was a co-founder and the Senior Vice President for East Coast Development of our predecessor. He has been responsible for New England development since 1979. He recently served as President of the Self-Storage Association (SSA) and previously as the SSA National Director and Treasurer. Mr. Tanner holds a BS degree from Brigham Young University and an MBA from the University of Utah.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Wachovia Capital Markets, LLC are the representatives for the underwriters and the joint book-running managers. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters have severally agreed to purchase the number of shares listed next to its name in the following table:

Underwriters	Number of Shares
UBS Securities LLC
Wachovia Capital Markets, LLC
Merill Lynch, Pierce, Fenner & Smith Incorporated

A.G. Edwards & Sons, Inc.

Total	10,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon the execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

Over-allotment Option

We have granted the underwriters an option to buy up to 1,500,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $              per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $              per share from the public offering price. If all of the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 1,500,000 shares.

	No exercise	Full exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $             million.

No Sales of Similar Securities

We, four of our officers and one of our directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain permitted exceptions, we and each of these persons may not, without the prior written consent of UBS Securities LLC and Wachovia Capital Markets, LLC, sell, offer to sell, contract or agree to sell, hedge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus. However, with respect to Mr. Kenneth M. Woolley, our Chief Executive Officer and Chairman of the board of directors, the lock-up agreement permits the disposition of 1,438,673 shares of our common stock owned by him and pledged to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, as a collateral to Mr. Woolley’s personal loan in the event of a default under such loan. UBS Securities LLC and Wachovia Capital Markets, LLC, in their sole discretion, may permit early release of shares of our common stock subject to the restrictions detailed above prior to the expiration of the 90-day lock up period and without public notice. The 90-day lock up period may be extended for up to 15 calendar days plus three business days under certain circumstances where we announce or pre-announce earnings or material news or a material event within 15 calendar days plus three business days prior to, or approximately 16 days after, the termination of the 90-day period. Even under those circumstances, however, the lock-up period will not be extended if we are actively traded, meaning that we have a public float of at least $150 million and average trading volume at least $1 million per day.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “EXR.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. These transactions may also include making short sales of our shares of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares of common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of the shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Affiliations

Certain of the underwriters and their affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees.

We currently have a total of $61.3 million in outstanding indebtedness incurred in connection with the SUSA acquisition as of September 30, 2005. Wachovia Capital Markets, LLC, one of the underwriters in this offering, is the lender under this bridge loan.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, is a lender of a personal loan to Mr. Kenneth M. Woolley, our Chief Executive Officer and Chairman of the board of directors. Mr. Woolley has pledged 1,438,673 shares of our common stock that he owns as a collateral to the loan.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Certain entities that are controlled by Prudential, one of our joint venture partners, are affiliated with Wachovia Securities LLC, an affiliate of Wachovia Capital Markets, LLC. Wachovia Capital Markets, LLC is one of the underwriters in this offering.

Indemnification and Contribution

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make with respect to those liabilities.

NOTICE TO INVESTORS

European Economic Area

With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common stock in this offering is only being made:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the FSMA with respect to anything done in relation to shares of our common stock in, from or otherwise involving the United Kingdom. In addition, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company. Without limitation to the other restrictions referred to herein, this offering circular is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Switzerland

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

LEGAL MATTERS

Certain legal matters, including the validity of common stock offered hereby and our qualification as a real estate investment trust, will be passed upon for us by Clifford Chance US LLP, New York, New York, and for the underwriters by Hogan & Hartson L.L.P. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law. Certain matters of Massachusetts law may be passed upon by a law firm reasonably acceptable to the underwriters. Clifford Chance US LLP may rely upon the opinion of Venable LLP.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Storage USA Carve-out Company as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a website at www.extra space.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 001-32269)	Year ended December 31, 2004
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended March 31, 2005
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended June 30, 2005
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended September 30, 2005

Document	Dated
Current Reports on Form 8-K (File No. 001-32269)	February 16, 2005
April 18, 2005
May 5, 2005
May 24, 2005
June 20, 2005
July 14, 2005
July 27, 2005

Current Reports on Form 8-K/A (File No. 001-32269)	July 14, 2005 (Amendment filed September 27, 2005)

Document	Dated
Definitive Proxy Statement on Schedule 14A (File No. 001-32269)	April 21, 2005

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to James Overturf, Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Attn: Investor Relations, (801) 562-5556.

PROSPECTUS

$800,000,000

Common Stock,

Preferred Stock,

Depositary Shares, Warrants and Rights

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	shares of common stock and/or preferred stock, par value $0.01 per share;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

•	warrants to purchase shares of common stock, preferred stock or depositary shares; or

•	rights to purchase common stock.

We refer to the common stock, preferred stock, depositary shares, warrants and rights collectively as the “securities” in this prospectus. The securities will have an aggregate initial offering price of $800,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering.

The specific terms of the securities will be set forth in the applicable prospectus supplement and will include, as applicable: (i) in the case of our common stock, any public offering price; (ii) in the case of our preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; and (iv) in the case of warrants, the duration, offering price, exercise price and detachability. In addition, we are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, and such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of our company as a REIT.

The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest.

We may offer the securities directly, through agents, or to or through underwriters. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 54 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “EXR.” On October 10, 2005, the closing sale price of our common stock on the NYSE was $14.93 per share.

See “Risk Factors” beginning on page 3 of this prospectus for a description of risk factors that should be considered by purchasers of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 14, 2005

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

INFORMATION ABOUT EXTRA SPACE STORAGE INC.

We are a fully integrated, self-administered and self-managed real estate investment trust formed in Maryland on April 30, 2004 to own, operate, acquire and develop self-storage facilities located throughout the United States and continue the business commenced in 1977 by our predecessor companies. We invest in self-storage facilities by acquiring or developing wholly owned facilities or by acquiring an equity interest in real estate entities. On August 17, 2004, we completed our initial public offering of 20,200,000 shares of common stock. On September 1, 2004, the underwriters exercised their over allotment option and purchased 3,030,000 additional shares of common stock. At June 30, 2005, we had direct and indirect equity interests in 148 storage facilities located in 20 states and operating under the “Extra Space Storage” name.

We operate in two distinct segments: the Property Management and Development segment and the Rental Operations segment. Our Property Management and Development activities include acquiring, managing and developing self-storage facilities. The Rental Operations segment includes rental operations of self-storage facilities.

Our primary business objectives are to maximize cash flow available for distribution to our stockholders and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. We seek to maximize revenue generating opportunities by responding to changing local market conditions through interactive yield management of the rental rates at our properties. We also work to selectively acquire, for cash or by utilizing units in our operating partnership as acquisition currency, privately-held self-storage portfolios and single self-storage assets in our target markets.

We plan to continue to expand also by selecting and developing new self-storage properties with cost-effective, appealing construction in desirable areas based on specific data, including visibility and convenience of location, market occupancy and rental rates, market saturation, traffic count, household density, median household income, barriers to entry and future demographic and migration trends. We plan to grow our business by continuing our development activities in conjunction with our joint venture partners, while mitigating the risks normally associated with early-stage development and lease-up activities. Where appropriate, we will also seek to acquire properties in a capital efficient manner in conjunction with our joint venture partners.

We conduct substantially all of our operations through and all assets are held by our operating partnership, Extra Space Storage LP, or the operating partnership, a Delaware limited partnership. We, as the sole general partner of the operating partnership, have the responsibility and discretion in the management and control of the operating partnership, and the limited partners of the operating partnership, in such capacity, have no authority to transact business for, or participate in the management activities of, the operating partnership. Accordingly, we consolidate the accounts of the operating partnership. This structure is commonly referred to as an umbrella partnership REIT, or UPREIT.

We elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ended December 31, 2004. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxes to the extent we distribute our net taxable income to our stockholders.

Our principal corporate offices are located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, our website address is www.extraspace.com and our telephone number is (801) 562-5556. The information included in our website is not, and should not considered to be, a part of this prospectus.

RISK FACTORS

This section describes some, but not all, of the risks of purchasing our securities. You should carefully consider these risks, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before purchasing any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose a portion of your original investment. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in “Statements Regarding Forward-Looking Information” beginning on page 17 of this prospectus.

Risks Related to Our Properties and Operations

Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize occupancy levels and rental rates in our self-storage properties. Adverse economic or other conditions in the markets in which we operate may lower our occupancy levels and limit our ability to increase rents or require us to offer rental discounts. If our properties fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, FFO, cash flow, financial condition, ability to make distributions to stockholders and common stock and preferred stock trading prices could be adversely affected. The following factors, among others, may adversely affect the operating performance of our properties:

•	the national economic climate and the local or regional economic climate in the markets in which we operate, which may be adversely impacted by, among other factors, industry slowdowns, relocation of businesses and changing demographics;

•	periods of economic slowdown or recession, rising interest rates or declining demand for self-storage or the public perception that any of these events may occur could result in a general decline in rental rates or an increase in tenant defaults;

•	local or regional real estate market conditions such as the oversupply of self-storage or a reduction in demand for self-storage in a particular area;

•	perceptions by prospective users of our self-storage properties of the safety, convenience and attractiveness of our properties and the neighborhoods in which they are located;

•	increased operating costs, including need for capital improvements, insurance premiums, real estate taxes and utilities;

•	changes in supply of or demand for similar or competing properties in an area;

•	the impact of environmental protection laws;

•	earthquakes and other natural disasters, terrorist acts, civil disturbances or acts of war which may result in uninsured or underinsured losses; and

•	changes in tax, real estate and zoning laws.

If we are unable to promptly re-let our units or if the rates upon such re-letting are significantly lower than expected, then our business and results of operations would be adversely affected.

Virtually all of our leases are on a month-to-month basis. Any delay in re-letting units as vacancies arise would reduce our revenues and harm our operating results. In addition, lower than expected rental rates upon re-letting could impede our growth.

We face increasing competition for the acquisition of self-storage properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We compete with many other entities engaged in real estate investment activities for acquisitions of self-storage properties and other assets, including national, regional and local operators and developers of self-storage properties. These competitors may drive up the price we must pay for self-storage properties or other assets we seek to acquire or may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more or may have a more compatible operating philosophy. In particular, larger self-storage REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for self-storage properties or other assets, our profitability will be reduced, and you may experience a lower return on your investment.

Our investments in development and redevelopment projects may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

A key component of our growth strategy is exploring new-asset development and redevelopment opportunities through strategic joint ventures. To the extent that we engage in these development and redevelopment activities, they will be subject to the following risks normally associated with these projects:

•	we may be unable to obtain financing for these projects on favorable terms or at all;

•	we may not complete development projects on schedule or within budgeted amounts;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations; and

•	occupancy rates and rents at newly developed or redeveloped properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

In deciding whether to develop or redevelop a particular property, we make certain assumptions regarding the expected future performance of that property. We may underestimate the costs necessary to bring the property up to the standards established for its intended market position or may be unable to increase occupancy at a newly acquired property as quickly as expected or at all. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these development or redevelopment projects and harm our operating results, liquidity and financial condition, which could result in a decline in the value of our securities.

We may in the future develop self-storage properties in geographic regions where we do not currently have a significant presence and where we do not possess the same level of familiarity with development, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance.

We rely to a large extent on the investments of our joint venture partners for funding our development and redevelopment projects. If our reputation in the self-storage industry changes or the number of investors considering us an attractive strategic partner is otherwise reduced, our ability to develop or redevelop properties could be affected, which would limit our growth.

We may not be successful in identifying and consummating suitable acquisitions that meet our criteria, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions will slow our growth, which could in turn adversely affect our stock price.

Our ability to acquire properties on favorable terms and successfully integrate and operate them may be constrained by the following significant risks:

•	competition from local investors and other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds;

•	competition from other potential acquirers may significantly increase the purchase price which could reduce our profitability;

•	satisfactory completion of due diligence investigations and other customary closing conditions;

•	failure to finance an acquisition on favorable terms or at all;

•	we may spend more than the time and amounts budgeted to make necessary improvements or renovations to acquired properties; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

In addition, strategic decisions by us such as acquisitions may adversely affect the price of our common stock and preferred stock.

We may not be successful in integrating and operating acquired properties.

We expect to make future acquisitions of self-storage properties. If we acquire any self-storage properties, we will be required to integrate them into our existing portfolio. The acquired properties may turn out to be less compatible with our growth strategy than originally anticipated, may cause disruptions in our operations or may divert management’s attention away from day-to-day operations, which could impair our results of operations as a whole.

Our operating results will be harmed if we are unable to achieve and sustain high occupancy rates at our 25 lease-up properties.

25 of our properties were in their lease-up stage as of June 30, 2005. Our lease-up properties require start-up expenditures and may not contribute to our growth until they reach stabilization or at all. Start-up costs may be higher than anticipated, and stabilized operating levels, if achieved, may take longer to reach than we expect. To the extent that our start-up costs are higher than anticipated or these properties fail to reach stabilization or achieve stabilization later than we expect, our operating results and our ability to make distributions to our stockholders may be adversely affected.

We depend upon our on-site personnel to maximize tenant satisfaction at each of our properties, and any difficulties we encounter in hiring, training and maintaining skilled field personnel may harm our operating performance.

We have 415 field personnel as of June 30, 2005 in the management and operation of our properties. The general professionalism of our site managers and staff are contributing factors to a site’s ability to successfully secure rentals. We also rely upon our field personnel to maintain clean and secure self-storage properties. If we are unable to successfully recruit, train and retain qualified field personnel, the quality of service we strive to provide at our properties could be adversely affected which could lead to decreased occupancy levels and reduced operating performance.

Other self-storage operators may employ STORE or a technology similar to STORE, which could enhance their ability to compete with us.

We rely on STORE to support all aspects of our business operations and to help us implement new development and acquisition opportunities and strategies. If other self-storage companies obtain a license to use STORE, employ or develop a technology similar to STORE, their ability to compete with us could be enhanced.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

We maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from a property. In addition, if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. As a result, our operating results may be adversely affected.

Increases in taxes and regulatory compliance costs may reduce our revenue.

Costs resulting from changes in real estate tax laws generally are not passed through to tenants directly and will affect us. Increases in income, property or other taxes generally are not passed through to tenants under leases and may reduce our net income, funds from operations, or FFO, cash flow, financial condition, ability to pay or refinance our debt obligations, ability to make distributions to stockholders, and the per share trading price of our common stock and preferred stock. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

We did not always obtain independent appraisals of our properties, and thus the consideration paid for these properties may exceed the value that may be indicated by third-party appraisals.

We have not always obtained third-party appraisals of the properties in connection with our acquisitions of properties and the consideration being paid by us in exchange for those properties may exceed the value as determined by third-party appraisals. In such cases, the terms of any agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

Environmental compliance costs and liabilities associated with operating our properties may affect our results of operations.

Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of investigating and remediating certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

Certain environmental laws also impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property even after they no longer own or operate the property. Moreover, the past or present owner or operator from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases.

Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous materials and other regulated substances. For example, environmental laws govern the management of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions.

No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties. There also exists the risk that material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Finally, future laws, ordinances or regulations and future interpretations of existing laws, ordinances or regulations may impose additional material environmental liability.

As of June 30, 2005, two of our properties have been the subject of cleanup activities to address contamination that occurred prior to our ownership or operation of the sites. No assurances can be given that further investigation or cleanup activities will not be required at these sites, or that we will not be held responsible for some portion of the cleanup costs.

Risks Related to the Real Estate Industry

Our primary business involves the ownership, operation and development of self-storage properties.

Our current strategy is to own, operate and develop only self-storage properties. Consequently, we are subject to risks inherent in investments in a single industry. Because investments in real estate are inherently illiquid, this strategy makes it difficult for us to diversify our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate and zoning law changes and changes in environmental protection laws may also increase our costs, lower the value of our investments and decrease our income, which would adversely affect our business, financial condition and operating results.

Any negative perceptions of the self-storage industry generally may result in a decline in our stock price.

To the extent that the investing public has a negative perception of the self-storage industry, the value of our common stock or preferred stock may be negatively impacted, which would result in our common stock or preferred stock trading at a discount below the inherent value of our assets as a whole.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the facility into compliance. If we incur substantial costs to comply with the ADA or other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock or preferred stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be adversely affected.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate.

Any investments in unimproved real property may take significantly longer to yield income-producing returns, if at all, and may result in additional costs to us to comply with re-zoning restrictions or environmental regulations.

We have invested in the past, and may invest in the future, in unimproved real property. Unimproved properties generally take longer to yield income-producing returns based on the typical time required for development. Any development of unimproved property may also expose us to the risks and uncertainties associated with re-zoning the land for a higher use or development and environmental concerns of governmental entities and/or community groups. Any unsuccessful investments or delays in realizing an income-producing return or increased costs to develop unimproved real estate could restrict our ability to earn our targeted rate of return on an investment or adversely affect our ability to pay operating expenses which would harm our financial condition and operating results.

Risks Related to Our Debt Financings

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.

As of June 30, 2005, we had approximately $559.1 million of outstanding indebtedness. We expect to incur additional debt in connection with future acquisitions. We may borrow under our line of credit, or borrow new funds to acquire these future properties. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity and, therefore, we expect to repay our indebtedness through refinancing and equity and/or debt offerings. Further, we may need to borrow funds to make distributions required to maintain our qualification as a REIT or to meet our expected distributions.

If we are required to utilize our line of credit for purposes other than acquisition activity, this will reduce the amount available for acquisitions and could slow our growth. Therefore, our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions or distributions required to maintain our qualification as a REIT;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	after debt service, the amount available for distributions to our stockholders is reduced;

•	our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

•	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

We could become highly leveraged in the future because our organizational documents contain no limitation on the amount of debt we may incur.

Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. We could alter the balance between our total outstanding indebtedness and the value of our portfolio at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions and/or the distributions required to maintain our REIT qualification, and could harm our financial condition.

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions to our stockholders.

As of June 30, 2005 we had approximately $559.1 million of debt outstanding, of which approximately $91.4 million, or 16.3% will be subject to variable interest rates. This variable rate debt had a weighted average interest rate of approximately 5.8% per annum. Increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to pay distributions. For example, if market rates of interest on this variable rate debt increased by 100 basis points, the increase in interest expense would decrease future earnings and cash flows by approximately $2.0 million annually as a result of the interest rate floor in place.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

In certain cases we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements. Hedging involves risks, such as the risk that the counterparty may fail to honor their obligations under an arrangement. Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations and ability to make distributions to our stockholders.

Risks Related to Our Organization and Structure

Our business could be harmed if key personnel with long-standing business relationships in the self-storage industry terminate their employment with us.

Our success depends, to a significant extent, on the continued services of our Chairman and Chief Executive Officer and the other members of our senior management team. Our senior management team has substantial experience in the self-storage industry. In addition, our ability to continue to develop properties depends on the significant relationships our senior management team has developed with our institutional joint venture partners such as affiliates of Prudential Financial, Inc. There is no guarantee that any of them will remain employed by us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly our Chairman and Chief Executive Officer, could harm our business and our prospects.

We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may subject us to different risks.

We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may subject us to different risks. We may change our investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to other risks or real estate market fluctuations.

If other self-storage companies convert to an UPREIT structure or if tax laws change, we may no longer have an advantage in competing for potential acquisitions.

Because we are structured as an UPREIT, we are a more attractive acquiror of property to tax-motivated sellers than our competitors that are not structured as UPREITs. However, if other self-storage companies restructure their holdings to become UPREITs, this competitive advantage will disappear. In addition, new legislation may be enacted or new interpretations of existing legislation may be issued by the Internal Revenue Service, or IRS, or the U.S. Treasury Department that could affect the attractiveness of our UPREIT structure so that it may no longer assist us in competing for acquisitions.

Tax indemnification obligations in the event that we sell or otherwise dispose of certain properties could limit our operating flexibility.

In connection with a series of transactions consummated in connection with our initial public offering, which we refer to in this prospectus as the formation transactions, we agreed to indemnify certain third parties for their tax liabilities attributable to the built-in gain on the assets held by the Moss Group, an unaffiliated third party, in the event that our operating partnership directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets or otherwise) of any portion of its interests in or the properties previously held by the Moss Group, in a taxable transaction. These tax indemnity obligations apply for each of the contributors of interests in the Moss Group for nine years, with a three-year extension, respectively, if the applicable party owns at least 50% of the OP units received by it in the formation transactions at the expiration of the initial nine-year period. Although it may be in our stockholders’ best interest that we sell a property, it may be economically prohibitive for us to do so because of these obligations.

Tax indemnification obligations may require the operating partnership to maintain certain debt levels.

In connection with the formation transactions, we agreed to make available to each of Kenneth M. Woolley, our Chairman and Chief Executive Officer, and Richard S. Tanner, a member of our Board of Directors, and other third parties, the following tax protections: for nine years, with a three-year extension if the applicable party continues to own at least 50% of the OP units received by it in the formation transactions at the expiration of the initial nine-year period, the opportunity to (1) guarantee debt or (2) enter into a special loss allocation and deficit restoration obligation, in an aggregate amount, with respect to the foregoing contributors, at least equal to $60.0 million. We agreed to these provisions in order to assist these contributors in preserving their tax position after their contributions. These obligations may require us to maintain more or different indebtedness than we would otherwise require for our business.

Our joint venture investments could be adversely affected by our lack of sole decision-making authority.

As of June 30, 2005, we held interests in 18 properties through three joint venture partnerships. As of the completion of our acquisition of Storage USA on July 14, 2005, through the PREI joint ventures, we have an ownership interest in an additional 259 Storage USA facilities. We also acquired Storage USA’s equity interest in 54 joint venture properties, and assumed Storage USA’s franchise and management business consisting of 84 properties. See Current Report on Form 8-K dated September 22, 2005 incorporated by reference herein. All of these arrangements could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial conditions and disputes between us and our co-venturers. We expect to continue our joint venture strategy by entering into more joint ventures for the purpose of developing new self-storage properties and acquiring existing properties. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. The decision-making authority regarding the properties we currently hold through joint ventures is either vested exclusively with our joint venture partners, is subject to a majority vote of the joint venture partners or equally shared by us and the joint venture partners. In addition, investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and efforts on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Kenneth M. Woolley, our Chairman and Chief Executive Officer, Spencer F. Kirk, one of our directors, and Richard S. Tanner, Kent Christensen, and Charles L. Allen members of our senior management, have outside business interests which could divert their time and attention away from us, which could harm our business.

Kenneth M. Woolley, our Chairman and Chief Executive Officer, as well as certain other members of our senior management team, have outside business interests. These business interests include the ownership of a self-storage property located in Pico Rivera, California, which as of June 30, 2005 was in lease-up and the ownership of Extra Space Development LLC. Other than this property and Extra Space Development, LLC, the members of our senior management are not currently engaged in any other self-storage activities outside the company. In addition, Mr. Woolley’s employment agreement includes an exception to his non-competition covenant pursuant to which he is permitted to devote a portion of his time to the management and operations of RMI Development, LLC, a multi-family business in which he has a majority ownership. Although Mr. Woolley’s employment agreement requires that he devote substantially his full business time and attention to us, this agreement also permits him to devote time to his outside business interests. These outside business interests could interfere with his ability to devote time to our business and affairs and as a result, our business could be harmed.

Conflicts of interest could arise as a result of our relationship with our operating partnership.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our company or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, our direct wholly owned Massachusetts business trust subsidiary, as the general partner of the operating partnership, nor any of our or their trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Our management’s ownership of contingent conversion shares, or CCSs, and contingent conversion units, or CCUs, may cause them to devote a disproportionate amount of time to the performance of the 14 wholly owned early-stage lease-up properties, which could cause our overall operating performance to suffer.

In connection with our initial public offering, we issued to our contributors, which included certain members of our senior management, in addition to shares of our common stock, CCSs and/or a combination of OP units and CCUs. The terms of the CCSs and CCUs provide that they will convert into our common stock and OP units, respectively, only if the relevant 14 early-stage lease-up properties identified at the time of the initial public offering achieve specified performance thresholds prior to December 31, 2008. As a result, our directors and officers who own CCSs and CCUs may have an incentive to devote a disproportionately large amount of their time and attention to these properties in comparison with our remaining properties, which could harm our operating results. See “Description of Our Common Stock—Contingent Conversion Shares” and “Extra Space Storage LP Partnership Agreement—Contingent Conversion Units.”

We may pursue less vigorous enforcement of terms of contribution and other agreements because of conflicts of interest with certain of our officers.

Kenneth M. Woolley, our Chairman and Chief Executive Officer, and Spencer F. Kirk, Kent W. Christensen, Charles L. Allen, and Richard S. Tanner, who serve as directors and members of our senior management, have direct or indirect ownership interests in certain properties that were contributed to our operating partnership in the formation transactions. Following the completion of the formation transactions, we, under the agreements relating to the contribution of such interests, became entitled to indemnification and damages in the event of breaches of representations or warranties made by the contributors. In addition, Kenneth M. Woolley’s employment agreement includes an exception to his non-competition covenant pursuant to which he is permitted to devote time to the management and operations of RMI Development, LLC, a multi-family business. None of these contribution and non-competition agreements was negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution and non-competition agreements because of our desire to maintain our ongoing relationships with the individuals party to these agreements.

Certain provisions of Maryland law and our organizational documents, including the stock ownership limit imposed by our charter, may inhibit market activity in our stock and could prevent or delay a change in control transaction.

Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership could jeopardize our qualification as a REIT. See “Description of Stock—Restrictions on Transfer.” These restrictions on ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. See “Description of Stock—Restrictions on Transfer.” Different ownership limits apply to the family of Kenneth M. Woolley, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and certain designated investment entities (as defined in our charter).

Our board of directors has the power to issue additional shares of our stock in a manner that may not be in your best interests.

Our charter authorizes our board of directors to issue additional authorized but unissued shares of common stock or preferred stock and to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. See “Description of stock—Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” Our board of directors could issue additional shares of our common stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland Law.”

To the extent our distributions represent a return of capital for U.S. federal income tax purposes, you could recognize an increased capital gain upon a subsequent sale of your common stock or preferred stock.

Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock or preferred stock, but instead will constitute a return of capital and will reduce such adjusted basis. If distributions result in a reduction of a stockholder’s adjusted basis in such holder’s common stock or preferred stock, subsequent sales of such holder’s common stock potentially will result in recognition of an increased capital gain due to the reduction in such adjusted basis.

Risks Related to Qualification and Operation as a REIT

To maintain our qualification as a REIT, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we are subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT qualification and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments.

Dividends payable by REITs do not qualify for reduced tax rates.

The maximum U.S. federal income tax rate for dividends payable by domestic corporations to individual U.S. stockholders (as such term is defined under “U.S. federal income tax considerations” below) is 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock and preferred stock.

In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to corporate dividends, which could negatively affect the value of our properties.

Possible legislative or other actions affecting REITs could adversely affect our stockholders.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders will be changed.

The power of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our net taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

We believe that we are organized and operate in a manner that allows us to qualify as a REIT for U.S. federal income tax purposes under the Internal Revenue Code. If we fail to qualify as a REIT or lose our qualification as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. individual stockholders would be taxed on our dividends at capital gains rates, and our U.S. corporate stockholders would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock and preferred stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Our ability to satisfy the asset tests depends upon our analysis of the fair market value of our assets, some of which are not susceptible to precise determination, and for which we will not obtain any independent appraisals. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

We will pay some taxes.

Even though we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on our income and property. We elected to treat Extra Space Management, Inc. as a “taxable REIT subsidiary” of our company for U.S. federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation, and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to customers in the ordinary course of business. To the extent that we are or our taxable REIT subsidiary is required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may adversely affect our ability to operate solely to maximize profits.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus, and the documents incorporated by reference herein, contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

•	our ability to implement our business strategy;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	information relating to the conversion of CCSs and CCUs;

•	market trends;

•	potential environmental and other liabilities;

•	projected capital expenditures; and

•	the impact of technology on our products, operations and business.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein, reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include developing and buying additional properties, expanding and improving certain of our existing properties and repaying debt. Further details relating to the use of the net proceeds will be set forth in the applicable prospectus supplement.

EARNINGS RATIOS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	For the Six Months Ended June 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of Earnings to Combined Fixed Charges and preferred stock dividends	*	*	*	*	*	1.1x

We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. We have not issued any preferred stock as of the date of this prospectus, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods. Earnings have been calculated by adding fixed charges to income before provision for income taxes. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense deemed to be the equivalent of interest.

*	Earnings (as defined) were insufficient to cover fixed charges by $2,026 and $15,439 for the six month period ended June 30, 2005 and the year ended December 31, 2004, respectively.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of the stock of our company. Copies of our charter and bylaws are filed as exhibits to this registration statement or incorporated by reference thereto. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.01 par value per share, or common stock, 4,100,000 contingent conversion shares, $.01 par value per share, or CCSs, and 50,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. As of June 30, 2005, 37,369,950 shares of our common stock were issued and outstanding and 3,888,843 shares of our CCSs were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us, and the holders of our common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Provisions of Our Charter

Subject to the provisions of our charter regarding the restrictions on transfer of stock, and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of CCSs shall not have any voting rights with respect to their shares.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights. Unless otherwise indicated, we have assumed for purposes of this prospectus that there is no conversion feature associated with the CCSs.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments, our charter provides for a majority percentage in these situations. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without any vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, and to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Contingent Conversion Shares

Unlike our shares of common stock, CCSs do not carry any voting rights (except as provided in the next sentence) or entitle the holders to receive distributions from the company. The charter provides that we shall not, without the affirmative vote of the holders of at least two-thirds of the CCSs outstanding at the time, amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCSs.

Upon the achievement of certain performance thresholds described below relating to the 14 early-stage lease-up properties identified at the time of the initial public offering, which we wholly own through various subsidiaries of our operating partnership, all or a portion of the CCSs will be automatically converted into shares of our common stock. Initially, each CCS will be convertible on a one-for-one basis into shares of common stock (but not before March 31, 2006), subject to customary anti-dilution adjustments.

Within 30 days after the end of each quarter, beginning with the quarter ending March 31, 2006 and ending with the quarter ending December 31, 2008, we will calculate the net operating income from the 14 wholly owned early-stage lease-up properties over the 12-month period ending in such quarter. We consider such net operating income to equal total revenues less property related expenses from such lease-up properties over the measurement period, subject to adjustment to take into account sales of any of the lease-up properties that occur on or prior to December 31, 2008. Within 35 days following the end of each quarter referred to above, some or all of the CCSs will be converted so that the total percentage (not to exceed 100%) of CCSs issued in connection with the formation transactions that have been converted to common stock, will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCSs are not converted through the calculation made in respect of the 12-month period ending December 31, 2008, all remaining outstanding CCSs will be cancelled and restored to the status of authorized but unissued shares of common stock.

This provision in our charter is intended to allow a proportionate conversion of the CCSs into shares of common stock as the net operating income produced by the 14 early-stage lease-up properties identified at the time of the initial public offering grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the 12-month measurement periods. For the 12-month period ended June 30, 2005, the net operating income produced by these lease-up properties (which were 66.7% occupied as of the end of this period) totaled $2.3 million. This means that none of the CCSs will convert into shares of common stock until the net operating income produced by these lease-up properties is in excess of $5.1 million over any of the 12-month measurement periods.

Our charter provides that, while any CCSs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of any of the 14 wholly owned early-stage lease-up properties.

Our charter also requires us to at all times reserve and keep available a sufficient number of shares of common stock to allow for the full conversion of all CCSs.

Restrictions on Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity (other than a designated investment entity) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). No designated investment entity (as defined in our charter) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code more than 9.8% (by value or by number of shares whichever is more restrictive) of our outstanding common stock or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. We refer to these restrictions as the “ownership limits.” In addition, different excepted holder ownership limits apply to the family of Kenneth M. Woolley, certain of his affiliates, and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

Our charter defines a “designated investment entity” as:

1.	an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

2.	an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3.	an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended;

so long as such beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7.0% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock, and thereby subject the common stock or capital stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the above-referenced 7.0% ownership limits or 9.8% designated investment ownership limits with respect to a particular stockholder if:

•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT;

•	such stockholder does not own, and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our REIT qualification.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five persons (other than a designated investment entity) could beneficially own or constructively own in the aggregate, more than 49.9% of the shares then outstanding. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires, or attempts, or intends to acquire beneficial or constructive ownership of shares of our capital stock that will, or may, violate any of the foregoing restrictions on transferability and ownership, will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of our common stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock, or any other event would otherwise result in any person violating the ownership limits, or such other limit as established by our board of directors, or in our being “closely held” under Section 856(h) of the Code, or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferees will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent the violation, then our charter provides that the transfer of the excess shares will be void.

Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our qualification as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

General

Our charter provides that we may issue up to 50,000,000 shares of preferred stock, $0.01 par value per share. On June 30, 2005, we had no outstanding series of preferred stock.

The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and any applicable articles supplementary to the charter designating terms of a series of preferred stock. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although our board of directors does not have this intention at this present time, it could establish another series of preferred stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

Subject to the limitations prescribed by our charter, our board of directors is authorized to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

•	The dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

•	The date from which dividends on the preferred stock shall accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	The provision for a sinking fund, if any, for the preferred stock;

•	The provision for redemption, if applicable, of the preferred stock;

•	Any listing of the preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	Any limitations on direct or beneficial ownership and restrictions on transfer;

•	A discussion of U.S. federal income tax considerations applicable to the preferred stock; and

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

(a)	senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

(b)	on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

(c)	junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term “equity securities” does not include convertible debt securities.

Dividends

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

Holders of the preferred stock of each series will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of this series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on this series of preferred stock are declared payable on any future dividend payment date.

If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of this series for any period unless:

•	if this series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods; or

•	if this series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of this series.

When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of this series, all dividends declared upon the preferred stock of this series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of this series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of this series and the other series of preferred stock, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of this series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other stock ranking junior to the preferred stock of this series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

•	by conversion into or exchange for other shares of our stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; or

•	redemptions for the purpose of preserving our qualification as a REIT.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of this series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series. In addition, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of this series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to the shares shall terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aide by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to the preferred stock of this series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of our assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of this series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the preferred stock will not be added to our total liabilities.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement.

Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if this series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if this series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors.

Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of this series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with this series voting separately as a class:

(a)	authorize or create, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized stock into this series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of this series of preferred stock; or

(b)	amend, alter or repeal the provisions of the charter or the articles supplementary for this series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of this series of preferred stock;

provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as this series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of this series of preferred stock; and provided, further, that (x) any increase in the number of authorized shares of preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the number of authorized shares of this series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of this series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of this series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Stockholder Liability

Maryland law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership

In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). The articles supplementary for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The Registrar and Transfer Agent for the preferred stock is American Stock & Transfer Company.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among our company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and the form of articles supplementary for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by our company upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve our qualification as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our qualification as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

U.S. Federal Income Tax Consequences

Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition, (i) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock by an owner of depositary shares, (ii) the tax basis of each share of preferred stock to a withdrawing owner of depositary shares will, upon such withdrawal, be the same as the aggregate tax basis of the depositary shares in respect thereof, and (iii) the holding period for preferred stock in the hands of a withdrawing owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or together with common stock, preferred stock, depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the shares of common stock or preferred stock purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of shares of common stock or preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders for the purchase of shares of common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares of common stock purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	any special U.S. federal income tax consequences; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum and the director elected to fill the vacancy will serve for the remainder of the full directorship in which the vacancy occurred.

Pursuant to our charter, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors (subject to the rights of our preferred stock and any other class or series of stock to elect directors).

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder) are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted Kenneth M. Woolley, his affiliates and associates and all persons acting in concert with the foregoing, and Spencer F. Kirk, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall only be allowed for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of not less than a majority of our outstanding shares of common stock to call a special meeting.

Amendment to our Charter and Bylaws

Except for amendments relating to removal of directors (which require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter), the restrictions on ownership and transfer of our stock (which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter) and the terms of our CCSs (which require the affirmative vote of the holders of not less than two-thirds of all CCSs and not less than a majority of all outstanding shares of common stock), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.

Dissolution of our Company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and;

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate us and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Extra Space Storage LP Partnership Agreement—Management Liability and Indemnification.”

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

EXTRA SPACE STORAGE LP PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of our operating partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

General; Management

Our operating partnership is a Delaware limited partnership that was formed on May 5, 2004. Through a wholly owned Massachusetts business trust, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.

The limited partners of our operating partnership expressly acknowledged that, as general partner of our operating partnership through a wholly owned Massachusetts business trust, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take, or decline to take, any actions.

Management Liability and Indemnification

The general partner of our operating partnership, and its trustees and officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors, and both our officers or employees, or those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our company.

The partnership agreement expressly limits our liability and that of the general partner by providing that we and our officers and directors and the general partner and its officers and trustees are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, and both our officers and employees and those of the operating partnership to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Distributions

The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests). Holders of CCUs are not entitled to receive distributions.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units holding the same class of OP units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

Redemption Rights

After the first anniversary of becoming a holder of OP units, each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for a cash amount equal to the value of our OP units unless the terms of such OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provided that they are not entitled to a right of redemption. On or before the close of business on the tenth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. CCUs do not have a right of redemption.

Contingent Conversion Units

Like our OP units, CCUs do not carry any voting rights except as provided in the next sentence, or entitle the holders to receive distributions from our operating partnership. The partnership agreement of our operating partnership provides that we shall not, without the affirmative vote of at least two-thirds of the CCUs outstanding at the time, amend, alter or repeal the provisions of the partnership agreement of our operating partnership, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCUs.

Upon the achievement of certain performance thresholds described below relating to the 14 early-stage lease-up properties identified at the time of the initial public offering which we wholly own through various subsidiaries of our operating, all or a portion of the CCUs will be automatically converted into OP units. Initially, each CCS will be convertible on a one-for-one basis into OP units (but not before March 31, 2006), subject to customary anti-dilution adjustments.

Within 30 days after the end of each quarter beginning with the quarter ending March 31, 2006 and ending with the quarter ending December 31, 2008, we will calculate the net operating income from the 14 wholly owned early-stage lease-up properties over the 12-month period ending in such quarter. We consider such net operating income to equal total revenues less property related expenses from such lease-up properties over the measurement period, subject to adjustment to take into account sales of any of the lease properties that occur on or prior to December 31, 2008. Within 35 days following each measurement period, we will convert some or all of the CCUs so that the total percentage (not to exceed 100%) of CCUs issued in connection with the formation transactions that have been converted to OP units will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCUs are not converted through the calculation made in respect of the 12-month period ending December 31, 2008, all remaining outstanding CCUs will be cancelled.

This provision in the partnership agreement of our operating partnership is intended to allow a proportionate conversion of the CCUs into OP units as the net operating income produced by the 14 wholly owned early-stage lease-up properties grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the 12-month measurement periods. For the 12-month period ended June 30, 2005, the net operating income produced by these lease-up properties (which were 66.7% occupied as of the end of this period) totaled $2.3 million. This means that none of the CCUs will convert into OP units until the net operating income produced by these lease-up properties is in excess of $5.1 million over any of the 12-month measurement periods.

The partnership agreement of our operating partnership provides that, while any CCUs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of the any of the 14 wholly owned early-stage lease-up properties.

The partnership agreement of our operating partnership also requires us to at all times reserve and keep available a sufficient number of OP units to allow for the full conversion of all CCUs.

Transferability of OP Units

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in the operating partnership unless the holders of limited partners entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in the general partner’s sole discretion.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock or CCSs, OP units or CCUs, as the case may be, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.

Term

The term of the operating partnership commenced on May 5, 2004 and will continue until December 31, 2104:

•	the general partner’s bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•	the sale or other disposition of all or substantially all of the general partner’s assets;

•	redemption (or acquisition by us) of all OP units and CCUs other than OP units held by the general partner; or

•	an election by the general partner in its capacity as the sole general partner of our operating partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Extra Space Storage Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with applicable organizational documents and agreements. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our initial taxable year ending December 31, 2004. We believe that we are organized and operate in a manner that will allow us to continue to qualify for taxation as a REIT under the Internal Revenue.

The law firm of Clifford Chance US LLP has acted as our tax counsel since our initial public offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that commencing with our taxable year ended December 31, 2004, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, the present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.”

While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

For the tax years through 2008, stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends at a maximum U.S. federal income tax rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 95% (90% for taxable years beginning before January 1, 2005) of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

•	Beginning with our tax year ending December 31, 2005, if we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•

Beginning with our tax year ended December 31, 2005, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement)

and that violation is due to reasonable cause and not due to willful neglect, we may maintain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior years), plus (ii) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable to the extent we subsequently recognize gain on a disposition of such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, we would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including our taxable REIT subsidiary, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, which are the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We and one of our corporate subsidiaries, Extra Space Management Inc., elected for that subsidiary to be treated as a taxable REIT subsidiary for U.S. federal income tax purposes.

Gross Income Tests

In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by us will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a taxable REIT subsidiary, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee, or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee. However, rental payments from a taxable REIT subsidiary will qualify as rents from real property even if we own more than 10% of the combined voting power of the taxable REIT subsidiary if at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not and do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

We may indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a mortgage loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or primarily held for sale to customers in the ordinary course of business in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury department. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon certain amounts by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and the such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our taxable REIT subsidiary, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income, if any (after tax), from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and provide us with a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Potential sources of non-cash taxable income include loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our individual U.S. stockholders (as defined below) will generally be taxable at a maximum rate of 15%, and our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a “prohibited transaction” is subject to a 100% tax. A “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held an inventory or primarily for sale to tenants in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the gain would otherwise be treated as a prohibited transaction. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Foreign Investments

To the extent that our company and our subsidiaries hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our net taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships. See “—Taxation of the Company—Effect of Subsidiary Entities—Ownership of Partnership Interests” above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Taxation of the Company—Asset Tests” and “—Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Taxation of the Company—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with our initial public offering, appreciated property was contributed to our operating partnership by both us as a result of our contribution to the operating partnership of the Extra Space Storage membership interests contributed to us by the members of Extra Space Storage LLC, our predecessor, and by other partners of our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of the contributions. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for U.S. federal income tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders to the extent of previously claimed depreciation deductions. Because many of our assets were contributed to us in a carryover basis transaction at the time of our formation, we may recognize capital gain on the sale of assets that is attributable to gain that was built into the asset at the time of formation.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with our before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of the taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purpose of our 90% distribution requirement.

With respect to individual U.S. stockholders, we may elect to designate a portion of our distributions as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to individual U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign C corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We do not expect that a significant portion of our distributions will consist of qualified dividend income.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid by it and reduced by return of capital distributions (as described above). In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are urged to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not be treated as UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by few or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (1) our common stock constitutes a U.S. real property interest, or USRPI, or (2) either (A) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock that is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend attributable to a disposition of a USRPI will be treated as a distribution subject to the rules above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.

The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect more than 50% of our assets will consist of interests in real property located in the United States.

Regardless of the composition of our assets, our common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we are or will remain a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the legislative proposals described below (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

BOOK-ENTRY SECURITIES

We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time be designated on terms to be set forth in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. We will not engage in an at-the-market offering prior to December 2, 2005.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended, or the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

Any securities issued hereunder (other than common stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

The underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Clifford Chance US LLP. Venable LLP will pass upon the validity of the shares of common stock sold and certain other matters under Maryland law. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Storage USA Carve-out Company as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549, and at the regional office of the SEC and at 175 W. Jackson Blvd., Suite 900, Chicago, IL 60604. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a website at www.extra space.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 001-32269)	Year ended December 31, 2004
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended March 31, 2005
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended June 30, 2005

Document	Dated
February 16, 2005
April 18, 2005
Current Reports on Form 8-K (File No. 001-32269)	May 5, 2005
May 24, 2005
June 20, 2005
July 14, 2005
July 27, 2005
September 27, 2005

Document	Dated
Definitive Proxy Statement on Schedule 14A (File No. 001-32269)	April 21, 2005

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to James Overturf, Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Attn: Investor Relations, (801) 562-5556.